Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals, Inc. Announces Appointment of
Lesley Russell to Board of Directors

LEXINGTON, MA (December 17, 2009) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that Dr. Lesley Russell, Executive Vice President and Chief Medical Officer of Cephalon, has been elected to AMAG’s Board of Directors, effective immediately. Additionally, the Company announced that Mark Skaletsky has resigned from AMAG’s Board of Directors, effective December 31, 2009.

In her capacity as Chief Medical Officer for Cephalon, Dr. Russell leads a staff of approximately 250 in the company’s global clinical research, medical affairs, regulatory affairs, pharmacovigilence and biometrics organizations.  Dr. Russell has broad-based expertise in clinical research, through her experiences with both biotechnology and big pharmaceutical organizations, as well as through her medical training.  Over the course of her career, she has submitted more than a dozen NDAs or sNDAs to the US Food and Drug Administration.

“As we seek to expand the clinical development program for Feraheme, Dr. Russell’s clinical research knowledge and leadership experience will be a valuable addition to the AMAG Board,” said Brian J. G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc. “We are pleased to have Lesley join us as we continue to grow and are thankful to Mark for his years of service to AMAG.”

Prior to joining Cephalon in 2000, Dr. Russell worked for several pharmaceutical organizations, including Amgen and Eli Lilly. Before joining the pharmaceutical industry, she was trained in hematology/oncology at Royal Infirmary of Edinburgh and at Royal Hospital for Sick Children in Edinburgh, UK and was a Research Fellow at University of Edinburgh Faculty of Medicine.

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100 Hayden Avenue, Lexington, MA 02421 (617) 498-3300  www.amagpharma.com

Dr. Russell received a MB.Ch.B. degree from the University of Edinburgh, Scotland, Faculty of Medicine.  She is a member of the Royal College of Physicians, UK, and is registered with the General Medical Council, UK.  Dr. Russell, age 49, is married with two children.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  AMAG recently received approval from the U.S. Food and Drug Administration to market Feraheme® (ferumoxytol) Injection for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Feraheme® is a registered trademark of AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals Contacts:

Amy Sullivan, 617-498-3303

Kristen Galfetti, 617-498-3362

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